Exhibit 99.1
For Immediate Release
Maxygen Announces End of Co-Development Agreement
Redwood City, Calif., March 13, 2007 — Maxygen, Inc. (Nasdaq: MAXY) today announced that it received notice from F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. (“Roche”) that, effective April 12, 2007, Roche will terminate its Co-Development and Commercialization Agreement with Maxygen relating to Maxygen’s pre-clinical stage MAXY-VII program. Under the terms of the agreement, Roche and Maxygen had been pursuing the development and commercialization of MAXY-VII, a next-generation Factor VII, for acute bleeding indications. Upon termination of the agreement, all rights to the MAXY-VII product candidates revert back to Maxygen.
Roche indicated that it was terminating the agreement based on the inability of the parties to establish an animal model intended to provide pre-clinical de-risking of the program.
“We are disappointed with Roche’s decision to terminate their involvement in the Factor VII program” said Russell Howard, Maxygen’s Chief Execute Officer, “Treatment options for acute bleeding conditions, such as trauma, are clearly needed. We plan to evaluate the situation carefully before determining the next steps for our MAXY-VII program.”
The agreement between Maxygen and Roche relating to the development and commercialization of Maxygen’s MAXY-alpha product candidates for the treatment of hepatitis C virus and hepatitis B virus infections is not impacted by this decision, and the parties continue this promising partnership entered into in 2003.
About Maxygen
Maxygen is a biopharmaceutical company focused on developing improved versions of protein drugs. We look for opportunities where our proprietary protein modification technologies can address significant therapeutic needs. Products developed by Maxygen now in clinical trials include a novel interferon-alpha for the treatment of hepatitis C virus (HCV) infection and a novel GCSF for the treatment of neutropenia. Maxygen’s approach typically allows us to leverage the established development and regulatory paths of approved drugs. We believe this advantage translates to a greater chance of successfully bringing important new drugs to market. www.maxygen.com
Forward-Looking Statements
This news release contains forward-looking statements about our research and business prospects, including those relating to our ability to develop any human therapeutic products suitable for commercialization; our ability or plans to commence or continue the preclinical or clinical development of MAXY-VII variants, and the timing of any such development; the ability or intent of Roche to continue the clinical development of our MAXY-alpha product candidates; whether MAXY-VII or MAXY-alpha will exhibit improved properties in humans as compared to currently marketed drugs and whether either of these products, if commercialized, will be competitive in their relevant markets. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to, changing research and business priorities of Maxygen, the inherent uncertainties of pharmaceutical research and drug development, our ability to develop human therapeutic drugs in an increasingly competitive biotechnology industry and the uncertain timing of such development, the development of superior products by competitors, and our ability to establish and maintain our research and commercialization collaborations and manufacturing arrangements. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2005, including under the caption “Risk Factors”, and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments.
Contact:
Michele Boudreau, 650.279.2088
Investor and Public Relations